Exhibit 10.1

March 1, 2011

Mr. Jon S. Corzine

MF Global Holdings Ltd.

717 Fifth Avenue

New York, New York 10022

Re:	MF Global – Employment Agreement

Dear Jon:

This is your amended and restated EMPLOYMENT AGREEMENT (this “Agreement”) with MF Global Holdings Ltd., a Delaware corporation (“MF Global”). This Agreement is being amended and restated effective April 1, 2011 to incorporate all prior amendments to this Agreement, to extend the term for a period of three years and to modify certain terms of this Agreement to reflect the terms of your employment during the extended term. This Agreement sets forth the terms of your employment with MF Global. In this Agreement, the “MF Global Group” refers to MF Global and its subsidiaries that are consolidated on MF Global’s audited financial statements.

1.	Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

2.	Term of Your Employment

The term of this Agreement will begin on the “Commencement Date” set forth in your Schedule and will end at the close of business on March 31, 2014 (the “Agreement Term”). Upon the expiration of the Agreement Term, you will continue to be an employee of MF Global “at-will” (unless and until MF Global or you gives written notice to the other of termination). All references to “your employment” in this Agreement will refer to your employment during the Agreement Term. On or prior to December 31, 2013, MF Global shall provide to you in writing (i) proposed terms for amendment or replacement of this Agreement with a new employment agreement addressing substantially the same terms and conditions as this Agreement or (ii) notice that it does not intend to propose terms for such amended or new employment agreement, and expects your employment to terminate at the close of business on March 31, 2014.

The provisions of Sections 3(c), 3(d), 3(e), 5(d), 7, 8, 9, 11, 12 and 13 shall survive the termination of the Agreement Term and any concurrent or subsequent termination of your employment thereunder and shall continue to be in effect thereafter to the extent applicable; and Section 6 shall survive any termination of your employment occurring prior to the expiration of the Agreement Term. For the avoidance of doubt, you will not be entitled to any payments or benefits under Section 6 of this Agreement upon any termination of your employment on or after the expiration of the Agreement Term.

3.	Your Position, Performance and Other Activities

(a)	Position. You will be employed in the position stated in your Schedule.

(b)	Authority, Responsibilities, and Reporting. Your authority, responsibilities and reporting relationships will correspond to your position and will include any particular authority, responsibilities and reporting relationships consistent with your position that MF Global’s Board of Directors (the “Board”) may assign to you from time to time. Any specific reporting relationship provided in your Schedule replaces the relationship provided in this Section 3(b), and any specific authority or responsibility provided in your Schedule is in addition to that provided in this Section 3(b).

(c)	Performance. During your employment, you will devote substantially all of your business time and attention to the MF Global Group (except as provided in Section 3(d)) and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.

(d)	Other Activities. During your employment, you will not render any business, commercial or professional services to any non-member of the MF Global Group, except as permitted pursuant to this Section 3(d). However, you may (1) serve, without Board approval, on civic, educational or charitable boards or committees and, with the prior written approval of the Board or committee of the Board, as appropriate, on other corporate boards or committees (including those boards or committees for which approval previously was granted for those boards and committees as set forth in the Schedule), (2) manage personal investments, or (3) teach at educational institutions, deliver lectures or fulfill speaking engagements, so long as the activities in clauses (1) through (3) above do not significantly interfere with your performance of your responsibilities under this Agreement. It is understood and agreed that, as you have requested and we consent, you may act as an operating partner of J.C. Flowers & Co. LLC (“JCF”) (or in any comparable capacity on behalf of JCF), subject to the terms and conditions of this Agreement and so long as the activities as such operating partner (or in any such comparable capacity) do not significantly interfere with your performance of your responsibilities under this Agreement. The Board or an appropriate committee of the Board has reviewed and approved the provisions of this Agreement permitting your JCF relationship. It is further understood and agreed that, in serving as an officer and/or director of MF Global, you are not doing so as a representative or designee of JCF. You agree that, except as provided in this Section 3(d) and Section 3(e), nothing in this Agreement shall relieve you of any duties (including fiduciary duties and duties of confidentiality) you may owe to the MF Global Group or its stockholders by reason of your service as an officer or director of MF Global.

(e)	Corporate Opportunities.

(1)

In the event you acquire knowledge from JCF (and not from the MF Global Group) of a potential transaction or other business opportunity which may be a corporate opportunity for the MF Global Group, (A) you shall have no duty to communicate or present such business opportunity to the MF Global Group and (B) you shall not be liable to the MF Global Group or, to the maximum extent permitted from time to time under the law of the State of Delaware, its stockholders for failing to present such corporate opportunity to the MF Global Group, whether under a breach of any fiduciary duty theory, by reason of the fact that JCF pursues or acquires such corporate opportunity for itself or otherwise. To the maximum extent permitted from time to time under the law of the State of Delaware, MF Global renounces any interest or expectancy of the MF Global Group in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to you

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by JCF (and not by the MF Global Group) or in which you acquire knowledge through your association with JCF (and not through your association with the MF Global Group).

(2)	In the event that you acquire knowledge from JCF (and not from the MF Global Group) of a potential transaction or other business opportunity which may be a corporate opportunity for both JCF and the MF Global Group, you: (i) to the maximum extent not prohibited from time to time under the law of the State of Delaware, shall have fully satisfied and fulfilled your fiduciary duties to the MF Global Group and its stockholders with respect to such corporate opportunity; (ii) shall not be liable to the MF Global Group or, to the maximum extent permitted from time to time under the law of the State of Delaware, its stockholders for breach of any fiduciary duty by reason of the fact that JCF pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not present such corporate opportunity to the MF Global Group; (iii) shall be deemed to have acted in good faith and in a manner that you reasonably believe to be in and not opposed to the best interests of the MF Global Group with respect to such corporate opportunity; and (iv) to the maximum extent not prohibited from time to time under the law of the State of Delaware, shall be deemed not to have breached your duty of loyalty to the MF Global Group or its stockholders or to have derived an improper personal benefit therefrom with respect to such corporate opportunity, if you act in good faith in a manner consistent with this Section 3(e). A corporate opportunity offered to you shall belong to the MF Global Group, unless such opportunity is offered to you or you otherwise acquire knowledge of such opportunity through your capacity as an operating partner of JCF (or in any comparable capacity on behalf of JCF) and not through the MF Global Group (or to you in your capacity as an officer or director of MF Global), in which case such opportunity shall belong to JCF and not the MF Global Group. For the purposes of this Section 3(e), “corporate opportunities” shall include, but not be limited to, business opportunities which are, from their nature, in the line of the MF Global Group’s business, are of practical advantage to it. For purposes of this Section 3(e), the “line of the MF Global Group’s business” at any time shall mean the business as a futures commission merchant, broker dealer and intermediary and other businesses in which the MF Global Group is engaged at such time.

4.	Your Compensation

(a)	Salary. You will receive an annual base salary (your “Salary”). The starting amount of your Salary is in your Schedule. MF Global will review your Salary at least annually and may increase it at any time for any reason. However, your Salary may not be decreased at any time (including after any increase) other than as part of an across-the-board salary reduction that applies in the same manner to all similarly situated executives, and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement. Your Salary will be paid in accordance with the MF Global Group’s normal practices for similarly situated executives.

(b)	Retention Bonus. You will receive a retention bonus in accordance with your Schedule.

(c)	Bonus. You will be eligible to receive an annual bonus (your “Bonus”) for each fiscal year of MF Global ending during your employment, which may be paid in a combination of cash and equity-based awards. Subject to the bonus provisions set forth in your Schedule, and except as otherwise expressly provided in this Agreement, the amount and form of your Bonus, including the amount payable upon achievement of target-level performance, for each fiscal year (if any) will be determined by the Board (or a committee of the Board) and paid in accordance with your Schedule.

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(d)	Stock Option Grants. You will receive Stock Option Grants in accordance with your Schedule.

(e)	Other Executive Compensation Plans. You will be entitled to participate in all of the MF Global Group’s executive compensation plans, including any management incentive plans, long-term compensation plans, equity compensation option plans and deferred compensation plans, on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group.

5.	Your Benefits

(a)	Employee Benefit Plans; Perquisites. During your employment, you will be entitled to participate in the MF Global Group’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group. In addition, you will be entitled to receive perquisites on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group.

(b)	Vacation. You will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group but in no event less than five weeks per year.

(c)	Business Expenses. You will be reimbursed for all business and entertainment expenses incurred by you in performing your responsibilities under this Agreement. However, your reimbursement will be subject to the MF Global Group’s normal practices for similarly situated executives, provided that such reimbursements pursuant to this Section 5(c) will be paid no later than the end of the calendar year following the year in which such reimbursable expenses were incurred.

(d)	Indemnification. To the fullest extent permitted by applicable law, as it presently exists or may hereafter be amended, MF Global shall indemnify you against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against you or in which you are otherwise involved arising by reason of your status as a director, officer, employee and/or agent of the MF Global Group and shall pay the expenses, including attorneys’ fees, incurred by you in defending any such action, suit or proceeding in advance of its final disposition. The provisions of this Section 5(d) shall in no way limit, and shall be in addition to, your rights to indemnification and advancement of expenses provided under the By-Laws of MF Global. You will at all relevant times be covered under any contract of directors and officers liability insurance that covers directors or officers of MF Global (other than any coverage that specifically covers solely independent directors), and MF Global shall at all times during which you are serving as a director or officer maintain commercially reasonable levels of directors and officers liability insurance. Your right to indemnification shall apply as provided herein notwithstanding the availability of any indemnification rights you may have from other sources, except to the extent that you have already been paid (and are not obligated to repay) such other indemnification.

(e)	Additional Benefits. During your employment, you will be provided the additional benefits stated in your Schedule.

6.	Termination of Your Employment

(a)	No Reason Required. You or MF Global may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 6(c).

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(b)	Related Definitions.

(1)	“Cause” means any of the following: (A) your continued and willful failure to perform substantially your responsibilities to the MF Global Group under this Agreement, after written demand for substantial performance has been given by the Board that specifically identifies how you have not substantially performed your responsibilities; (B) your willful engagement in illegal conduct or in gross misconduct in connection with the business of the MF Global Group; (C) your conviction of, or plea of guilty or nolo contendere to, a felony; (D) your willful and material breach of the MF Global Group’s written code of conduct and business ethics or other material written policy, procedure or guideline (provided that you were given access to a copy of such policy, procedure or guideline prior to the alleged breach) relating to personal conduct in effect from time to time or Section 3(d), 3(e), 7 or 8; (E) your willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity; or (F) your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the MF Global Group under this Agreement, if (i) the disqualification, bar or loss continues for more than 60 days and (ii) during that period the MF Global Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid in full to the extent legally permissible).

For purposes of this definition, (i) no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the MF Global Group and (ii) any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board will be deemed made in good faith and in the best interests of the MF Global Group.

Any determination of Cause by MF Global shall be made by a resolution approved by a majority of the members of the Board (other than you), provided that no such determination may be made until you have been given written notice detailing the specific Cause event and, except for conditions set forth at clauses (C) or (F) of Section 6(b)(1), an opportunity on at least fifteen (15) days advance written notice to appear (with legal counsel) before the Board to discuss the specific circumstances alleged to constitute a Cause event. In addition, the Board must give you notice and 10 days to cure the first event constituting Cause under Section 6(b)(1)(D) or (E) (unless the event cannot be cured).

(2)	“Good Reason” means any of the following: (A) any material and adverse change in your position with the MF Global Group (including a failure to nominate you to the Board, unless prohibited by legal or regulatory authority); (B) any material diminution in your authority, responsibilities and reporting relationships as provided in Section 3(b) (and your Schedule); (C) any material failure by MF Global to comply with Section 4 and/or 5 (and your Schedule); (D) MF Global requiring you to be based at any office more than 35 miles from the place of employment stated in your Schedule (however, travel required by MF Global in connection with your duties will not constitute Good Reason); (E) any purported termination by MF Global of your employment that is in breach of this Agreement; (F) any failure by MF Global to comply with Section 11(c); or (G) any material breach of this Agreement by MF Global (including a failure to comply with the December 31, 2013 notification requirement set forth in Section 2) not otherwise specifically provided for in this Section 6(b)(2).

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If you do not give a Termination Notice within 90 days after you learn of the existence of an event constituting Good Reason, the event will no longer constitute Good Reason. In addition, (i) an isolated, insubstantial and inadvertent failure by MF Global under Section 6(b)(2)(A) through (C) that is not in bad faith and is cured promptly on your giving MF Global notice will not constitute Good Reason and (ii) you must give MF Global notice and 30 days to cure the event constituting Good Reason.

(3)	“Disability” means your absence from your responsibilities with MF Global on a full-time basis for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If MF Global determines in good faith that your Disability has occurred, it may give you a Termination Notice. If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 6(b)(3), your incapacity due to mental or physical illness or injury will not affect MF Global’s obligations under this Agreement (including that such illness or injury will not constitute a basis for Cause).

(c)	Advance Notice Generally Required.

(1)	To terminate your employment, either you or MF Global must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause; provided that the failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.

(2)	You and MF Global agree to provide 60 days’ advance Termination Notice of any termination, unless your employment is terminated by MF Global for Cause or because of your Disability or death or by you with Good Reason. Accordingly, the effective date of early termination of your employment will be 60 days after Termination Notice is given except that (A) the effective date will be the date of MF Global’s Termination Notice if your employment is terminated by MF Global for Cause, although MF Global may provide a later effective date in the Termination Notice, (B) the effective date will be 30 days after Termination Notice is given if your employment is terminated because of your Disability, (C) the effective date will be the time of your death if your employment is terminated because of your death, and (D) the effective date will be 30 days after Termination Notice is given by you for a Good Reason event (however, if MF Global timely cures pursuant to Section 6(b)(2), then you must either withdraw the Termination Notice or convert it to a notice of termination without Good Reason, which would be effective 60 days after you gave the notice to MF Global). Notwithstanding the foregoing, MF Global may elect, in its sole discretion, to waive all or any part of the notice period if you terminate your employment with or without Good Reason.

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(d)	With Good Reason or Without Cause. If MF Global terminates your employment without Cause or you terminate your employment for Good Reason prior to the expiration of the Agreement Term:

(1)	MF Global will pay the following as of the end of your employment: (A) your unpaid Salary through the date of termination, (B) your Salary for any accrued but unused vacation through the date of termination, and (C) any accrued expense reimbursements and other cash entitlements (including for accrued expense reimbursement for which supporting documentation is submitted within a reasonable time after termination of your employment) (together, your “Accrued Compensation”). In addition, MF Global will pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the MF Global Group as of the end of your employment or to which you are otherwise entitled to by law (together, the “Other Benefits”).

(2)	MF Global will pay your Earned Bonus. Your “Earned Bonus” means any earned but unpaid Bonus for the fiscal year ending upon or immediately before the end of your employment.

(3)	MF Global will pay your Accrued Bonus. Your “Accrued Bonus” means, to the extent not previously awarded or paid, your Bonus for the fiscal year in which your termination of employment occurs based on the achievement of actual performance goals (taking into account, to the extent consistent with any applicable requirements of Section 162(m) of the Code, the status of such performance goals at the date of termination and disregarding any subjective performance goals and any other exercise by the Board or any committee thereof of negative discretion) multiplied by the number of days of your employment since the fiscal year ending before such date of termination divided by 365.

(4)	MF Global will pay your Severance Pay. Your “Severance Pay” means (A) the sum of your Salary and your annual target Bonus for the fiscal year in which the Termination Notice is given (or if such target Bonus has not yet been established for such fiscal year, the target Bonus for the fiscal year prior to the year in which the Termination Notice is given) multiplied by (B) the severance multiplier provided on your Schedule (your “Severance Multiplier”).

(5)	All service-based vesting (and, if applicable, non-performance-based exercise) conditions relating to share options, restricted shares and other equity-based compensation awarded by MF Global to you will be deemed fully satisfied. The settlement of the awards will continue in accordance with the relevant award agreement and, if applicable, performance terms will continue in effect and be measured without regard to your termination. Any securities so issued or awarded will remain subject to such restrictions on transfer as are required by applicable securities laws. The benefit provided for by this Section 6(d)(5) is referred to as “Accelerated Vesting”.

(6)	Subject to (i) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following notice to you from MF Global of your COBRA rights and (ii) for the number of years equal to your Severance Multiplier following your termination of employment (provided you remain eligible for and exhaust COBRA continuation coverage), MF Global will make available health benefit coverage substantially equivalent to that available before the date of termination. For the duration of such coverage, MF Global will include in your gross income an amount equal to the applicable COBRA premium corresponding with each month of coverage in the applicable taxable year. Any such coverage following the exhaustion of COBRA continuation coverage is subject to you not becoming eligible to receive substantially similar or improved health benefits from a subsequent employer (whether or not you accept such benefits). You will notify MF Global of your eligibility for health benefits from a subsequent employer within 30 days of such eligibility.

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(7)	During the number of years equal to your Severance Multiplier, you will be entitled to life insurance coverage on a basis that is substantially equivalent to that available as an active employee before the date of termination unless you become eligible to receive substantially similar or improved life insurance benefits from another employer (whether or not you accept such benefits). You will notify MF Global of your eligibility for life insurance benefits from a subsequent employer within 30 days of such eligibility. Following such period of continued coverage, you will be entitled to continue such life insurance coverage at your sole expense in accordance with the terms and conditions of the applicable policy.

(e)	For Cause or Without Good Reason. If MF Global terminates your employment for Cause or you terminate your employment without Good Reason, MF Global will pay your Accrued Compensation and your Other Benefits.

(f)	For Your Disability or Death. If your employment terminates as a result of your Death or Disability, MF Global will pay your Accrued Compensation, Earned Bonus and Accrued Bonus and will provide your Other Benefits and Accelerated Vesting. In addition, MF Global will pay you an amount equal to your annual Salary then in effect (your “Disability/Death Pay”).

(g)	Condition. Within 10 days after the date of your termination of employment pursuant to Section 6(d) or (f), MF Global will tender to you (or your estate) an agreement releasing from all liability (other than the payments and benefits contemplated by this Agreement) each member of the MF Global Group and any of their respective past or present officers, directors, employees or agents (in each case, when acting on behalf of the MF Global Group but not in their individual capacities), and imposing no other covenants upon you than are then effective under this Agreement or as provided in this Section 6(g), and setting forth your payments, benefits and other entitlements due under Section 6(d) or (f), as applicable. MF Global will not be required to make the payments and provide the benefits and other entitlements (other than the Accrued Compensation and Other Benefits) due under Section 6(d) or (f), as applicable, unless you (or your estate) execute and deliver such agreement to MF Global within 55 days following such date of termination, which you (or your estate) do not revoke. This agreement will be in the form normally provided by the MF Global Group to similarly situated executives at the time, which form, for the avoidance of doubt, will include a mutual non-disparagement covenant satisfactory to MF Global. If MF Global fails to tender such agreement to you (or your estate) within 10 days after the date of your termination of employment, the condition of payment under this Section 6(g) will be deemed satisfied.

(h)	Timing. All Accrued Compensation will be paid promptly after the end of your employment. Subject to Section 6(g), any Earned Bonus or Accrued Bonus due will be paid in accordance with the form and timing provisions contemplated by Section 4(c) and any Severance Pay or Disability/Death Pay will be paid in one cash lump sum on the 55th day following the end of your employment. The benefits provided in this Section 6 will begin at the end of your employment.

(i)	Section 409A.

(1)

It is the parties’ intention that the payments and benefits to which you could become entitled in connection with your employment under this Agreement be exempt from or comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder. The provisions of this Section 6(i) shall qualify and supersede all other

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provisions of this Agreement as necessary to fulfill the foregoing intention while to the maximum possible extent preserving the economic terms otherwise intended hereunder. If you or MF Global believes, at any time, that any of such payment or benefit is not so exempt or does not so comply, you or MF Global will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on you and on MF Global) or to mitigate any additional tax or interest (or both) that may apply under Section 409A if exemption or compliance is not practicable. MF Global agrees that it will not, without your prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax or interest (or both) upon you under Section 409A, unless such action or omission is pursuant to your written request.

(2)	To the extent applicable, each and every payment made pursuant to Section 6 of this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(3)	If you are a “specified employee” (determined by MF Global in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of your separation from service as defined for purposes of Section 409A (a “Separation from Service”) with MF Global, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting you to additional tax or interest (or both) under Section 409A, then any such payment, benefit or entitlement that is payable during the first six (6) months following the Separation from Service shall be paid or provided to you in a lump sum cash payment to be made on the earlier of (x) your death and (y) the first business day of the seventh (7th) month immediately following your Separation from Service.

(4)	Except to the extent any reimbursement, payment or entitlement under this Agreement does not constitute Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to you during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to you in any other calendar year (subject to any lifetime and other annual limits provided under MF Global’s health plans), (ii) the reimbursements for expenses for which you are entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, or (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(5)	Any payment or benefit paid or provided under Section 6 hereof or otherwise paid or provided due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to you only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of your second taxable year following your taxable year in which the Separation from Service occurs; provided, however that MF Global reimburses such expenses no later than the last day of the third taxable year following your taxable year in which your Separation from Service occurs.

(6)	It is the parties’ intention that the definition of Good Reason and the separation-from-service procedures specified in Section 6(c) hereof satisfy the conditions set

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forth in Treasury Regulation Section 1.409A-1(n)(2) for a termination for Good Reason to be treated as an “involuntary separation from service” for purposes of Section 409A.

(7)	Any dispute resolution payment (including related reimbursable expenses, fees and other costs) that does not constitute a “legal settlement” in accordance with Treasury Regulation 1.409A-1(b)(11) will be paid by MF Global to you not later than the last day of your taxable year following the year in which the dispute is resolved.

(8)	Any payment, benefit or entitlement provided for in this Agreement that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to you only upon a Separation from Service.

7.	Proprietary Information.

(a)	Definition. “Proprietary Information” means confidential or proprietary information concerning (1) the MF Global Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to the MF Global Group and (3) any matter relating to clients of the MF Global Group or other third parties having relationships with the MF Global Group. Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (2) that was or becomes available to the public, other than as a result of a disclosure by you, directly or indirectly, that is not authorized by the MF Global Group or (3) that you independently developed, learned, or discovered without reference to any Proprietary Information.

(b)	Use and Disclosure. You will obtain or create Proprietary Information in the course of your involvement in the MF Global Group’s activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of the MF Global Group, and that, during your employment, you will use and disclose Proprietary Information only for the MF Global Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the MF Global Group. After your employment, you will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights the MF Global Group may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.

(c)	Return of Proprietary Information. When your employment terminates, you agree to return to MF Global all Proprietary Information, including any portion of your notes, mailing lists, rolodexes and computer files that contains any Proprietary Information. You agree to do anything reasonably requested by MF Global in furtherance of perfecting the MF Global Group’s possession of, and title to, any Proprietary Information that was at any time in your possession.

(d)	Limitations. Nothing in this Agreement prohibits you from providing truthful testimony concerning the MF Global Group to governmental, regulatory or self-regulatory authorities.

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8.	On-going Restrictions on Your Activities

(a)	Related Definitions. This Section uses the following defined terms:

“Competitive Enterprise” means, at any time, any business enterprise that engages (1) in any activity anywhere as a futures commission merchant, broker dealer or similarly situated intermediary or (2) in any other business in which MF Global is engaged on your date of termination (or, if earlier, the date of determination of breach of this Section 8) and which represents more than 5% of MF Global’s net revenues (calculated in accordance with U.S. generally accepted accounting principles) during the four completed fiscal quarters immediately prior to your date of termination (or, if earlier, the date of determination).

“Client” means any client or prospective client of the MF Global Group to whom you provided services or for whom you transacted business during the course of your employment with MF Global Group.

“Solicit” means any direct or indirect communication of any kind that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)	Your Importance to the MF Global Group and the Effect of this Section 8. You acknowledge that:

(1)	In the course of your involvement in the MF Global Group’s activities, you will have access to Proprietary Information and the MF Global Group’s client base and will profit from the goodwill associated with the MF Global Group. On the other hand, in view of your access to Proprietary Information and your importance to the MF Global Group, if you compete with the MF Global Group for some time after your employment, the MF Global Group will likely suffer significant harm. In return for the benefits you will receive from the MF Global Group and to induce MF Global to enter into this Agreement, and in light of the potential harm you could cause the MF Global Group, you agree to the provisions of this Section 8. MF Global would not have entered into this Agreement if you did not agree to this Section 8.

(2)	This Section 8 limits your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients. You acknowledge, however, that complying with this Section 8 will not result in severe economic hardship for you or your family.

(c)	Transition and Other Assistance. Between the time that a Termination Notice has been given and the effective date of the termination, you will take all actions the MF Global Group may reasonably request to maintain for the MF Global Group the business, goodwill and business relationships with any Clients. In addition, while you are employed, and continuing after the termination of your employment with MF Global for a period of two (2) years, upon receipt of reasonable notice from MF Global (including outside counsel), you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with MF Global, and will provide assistance to MF Global in the defense or prosecution of any claim that may be made by or against the MF Global Group. Such cooperation shall include, without limitation, serving as a witness at trial or hearing, being deposed, and preparation for the same or otherwise cooperating with MF Global as determined to be necessary by MF Global (including outside counsel) at its sole discretion, for the defense or prosecution of a claim. During the two (2) year period after termination of your employment with MF Global, MF Global shall reimburse you for all pre-approved, reasonable expenses in connection therewith, including travel expenses, and shall compensate you at a daily rate equal to your Salary on the date your employment terminated, divided by 200, with all days used for preparation, travel and other related matters being included for purposes of determining the compensation due to you. To the extent reasonably practicable, MF Global shall provide you with notice at least 20 days prior to the date on which any such cooperation is required. However, nothing in this Section 8(c) shall require you to provide information, assistance or cooperation in any matter if doing so would reasonably be expected to create a material conflict of interest for you with respect to your principal business interests.

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(d)	Non-Competition. Until the end of the period stated in the Schedule, and subject to the payment provisions provided in the Schedule, you will not directly or indirectly:

(1)	hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(2)	associate (including as a director, officer, employee, partner, sole proprietor, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A)	that is substantially related to any activity that you were engaged in,

(B)	that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility, or

(C)	that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities;

in each case, for the MF Global Group at any time during the last twelve months of your employment with MF Global; provided, however, that notwithstanding anything in this Section 8(d) you may continue to act as an operating partner of J.C. Flowers & Co. LLC (or in any comparable capacity on behalf of JCF) subject to any duties (including fiduciary duties and duties of confidentiality) you may owe to the MF Global Group or its stockholders by reason of your service as an officer or director of MF Global.

(e)	Non-Solicitation of Clients. Until the end of the period stated in the Schedule, you will not attempt to Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the MF Global Group.

(f)	Non-Solicitation of MF Global Group Employees. Until the end of the period stated in the Schedule, you will not attempt to Solicit anyone who is then an employee of the MF Global Group (or who was an employee of the group within the prior six (6) months) to resign from the MF Global Group or to apply for or accept employment with any Competitive Enterprise.

(g)	Notice to New Employers. Before you accept employment with any other person or entity while any of Section 8(c), (d), (e) or (f) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 8. You will deliver a copy of the notice required by the preceding sentence to MF Global no later than 30 days after commencing employment with such prospective employer.

9.	Effect of Excise Tax and Limits on Golden Parachute Payments.

(a)

Contingent Reduction of Parachute Payments. If there is a change in ownership or control of MF Global that would cause any payment, benefit or distribution by any member of the MF Global Group or any other person or entity to you or for your benefit (whether paid or payable, provided or to be provided or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a “Payment,” and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the “Excise Tax”), then you will receive the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1)

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the Payments or (2) one dollar less than the amount of the Payments that would subject you to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments is Nonqualified Deferred Compensation, then the reduction shall occur in the manner you elect in writing prior to the date of payment. If any Payment constitutes Nonqualified Deferred Compensation or if you fail to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you, until the reduction is achieved

(b)	Determination of the Payments. All determinations required to be made under this Section 9, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by MF Global and reasonably acceptable to you (the “Accounting Firm”) which shall provide detailed supporting calculations both to MF Global and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by MF Global. All fees and expenses of the Accounting Firm shall be borne solely by MF Global. Any determination by the Accounting Firm shall be binding upon MF Global and you. You shall cooperate with any reasonable requests by the MF Global Group in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

10.	Effect on Other Agreements; Entire Agreement.

This Agreement is the entire agreement between you and MF Global with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

11.	Successors.

(a)	Payments on Your Death. If you die and any amounts become payable under this Agreement (including payments under Section 5(c), Section 5(d) and Section 6), MF Global will pay those amounts to your estate.

(b)	Assignment by You. You may not assign this Agreement without MF Global’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 11(b), whether voluntary or involuntary, will be void.

(c)

Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving MF Global (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of MF Global’s consolidated assets (a “Sale”), MF Global will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of MF Global. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as MF Global under this

Jon S. Corzine	Page 13

Agreement; provided that, if more than 50% of the voting securities eligible to elect directors of the Surviving Company is beneficially owned by a second entity (the “Parent Company”), (x) the determination of whether a material and adverse change in your position or a material diminution in your authority, responsibilities and reporting relationships for purposes of Section 6(b)(2)(A) or (B) has occurred in connection with or following a Reorganization or Sale shall be determined by reference to the Parent Company and (y) such a material and adverse change and a material diminution shall be deemed to have occurred under Section 6(b)(2)(A) and (B) unless immediately following such Reorganization or Sale, and thereafter during the Agreement Term, you are the senior-most officer of the Parent Company, reporting exclusively to the board of directors of the Parent Company. This Section 11(c) shall apply to each Reorganization and Sale occurring during the Agreement Term.

(d)	Except as provided in Section 11(c), MF Global may not assign this Agreement without your written consent.

12.	Disputes.

(a)	Employment Matter. This Section 12 applies to any controversy or claim between you and the MF Global Group arising out of or relating to or concerning this Agreement, or any aspect of your employment with MF Global or the termination of that employment (together, an “Employment Matter”).

(b)	Mandatory Arbitration. Subject to the provisions of this Section 12, any Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 7, (2) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (3) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by MF Global in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm other than a law firm, or individual, who provided services to MF Global or you at any time during the previous 10 years). Notwithstanding the preceding, to the extent the rules of any self-regulatory organization applicable to the MF Global Group require an Employment Matter to be arbitrated by different arbitration rules, such required arbitration rules will apply.

(c)	Limitation on Damages. You and the MF Global Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

(d)	Injunctions and Enforcement of Arbitration Awards. You or the MF Global Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 12(b). Also, the MF Global Group may bring such an action or proceeding, in addition to its rights under Section 12(b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 7 and 8. You agree that (1) your violating any part of Sections 7 and 8 can cause damage to the MF Global Group that cannot be measured or repaired, (2) the MF Global Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the MF Global Group to receive such an injunction, order or other relief and (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.

Jon S. Corzine	Page 14

(e)	Jurisdiction and Choice of Forum. You and the MF Global Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to Section 12(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the MF Global Group (1) acknowledge that the forum stated in this Section 12(e) has a reasonable relation to this Agreement and to the relationship between you and the MF Global Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 12(e) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 12(e) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the MF Global Group. However, nothing in this Agreement precludes you or the MF Global Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 12(b), 12(d) and this 12(e).

(f)	Waiver of Jury Trial. To the extent permitted by law, you and the MF Global Group waive any and all rights to a jury trial with respect to any Employment Matter.

(g)	Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

(h)	Costs. MF Global will pay all costs of the arbitration except, if applicable, your petitioner’s filing fee. If the arbitrator or court of competent jurisdiction determines that you have prevailed on the issues in dispute in the arbitration or court proceeding, as the case may be, MF Global will, upon presentment of appropriate documentation, pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter.

13.	General Provisions.

(a)	Construction.

(1)	References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

(2)	The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

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(3)	Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(b)	Withholding. MF Global may withhold (or cause to be withheld) from any payment or benefit provided for hereunder any taxes that are required to be withheld under any applicable law, rule or regulation.

(c)	Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(d)	No Set-off or Mitigation. Your and MF Global’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the MF Global Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).

(e)	Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours (with a notice contemporaneously given by another method specified in this Section 13(e)), (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 13(e)):

If to you, to your last address (or to the last facsimile number) shown on the payroll records of MF Global.

with a copy to:

Perkins Coie LLP

607 Fourteenth St. N.W.

Washington, D.C. 20005-2003

Attention: Marc E. Elias

Facsimile: 202-434-1690

If to MF Global or to any other member of the MF Global Group, to:

MF Global Holdings Ltd.
717 Fifth Avenue, 11th Floor
New York, New York 10022
Attention: General Counsel
Facsimile: 212-589-6215

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with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Marc Trevino, Esq.
Facsimile: 212-291-9157

(f)	Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and MF Global acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(g)	Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and MF Global or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the MF Global Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(h)	Representations. You represent and warrant to MF Global that: (1) you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms, (2) you are not a party to any contract, agreement or understanding, written or oral, which could prevent you from entering into this Agreement or performing all of your duties and obligations hereunder, and (3) you are not a party to any agreement containing any non-competition, non-solicitation, confidentiality or other restrictions on your activities. You further represent and warrant to MF Global that, to the best of your knowledge, information and belief, you are not aware of any action taken by you (or any failure to act) that could form the basis for a breach of fiduciary duty or related claim against you by any current or former employer.

(i)	Recoupment.

(1)	In the event of a restatement of MF Global’s consolidated financial statements (beginning with the financial statements for the quarterly period ending June 30, 2010), MF Global shall have the right to take appropriate action to recoup from you any portion of any Bonus and other equity or non-equity compensation received by you the grant of which was tied to the achievement of one or more specific performance targets, with respect to the period for which such financial statements are or will be restated (“Recoupment Amount”), regardless of whether you engaged in any misconduct or were at fault or responsible in any way for causing the restatement, if, as a result of such restatement, you otherwise would not have received such Bonus or other compensation (or portion thereof). In the event MF Global is entitled to, and seeks, recoupment under this Section 13(i), you shall promptly reimburse the Recoupment Amount to which MF Global is entitled to recoup hereunder. In the event you fail to make prompt reimbursement of any such Recoupment Amount to which MF Global is entitled to recoup and as to which MF Global seeks recoupment hereunder, you acknowledge and agree that MF Global shall have the right to (i) deduct such Recoupment Amount from the compensation or other payments due to you from MF Global or (ii) to take any other appropriate action to recoup such Recoupment Amount. For purposes of this Section 13(i), the Recoupment Amount shall be calculated on an after-tax basis unless such restatement results from your misconduct within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002.

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(2)	You acknowledge that MF Global does not waive its right to seek recoupment of any Recoupment Amount as described under this Section 13(i) for failure to demand repayment or reduce the payments made to you. Any such waiver must be done in a writing that is signed by both MF Global and you.

(3)	The rights contained in this Section 13(i) shall be in addition to, and shall not limit, any other rights or remedies that MF Global may have under law or in equity, including, without limitation, any rights MF Global may have under any other MF Global recoupment policy or other agreement or arrangement with you.

(j)	Third Party Beneficiaries. Subject to Section 11, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and MF Global and your and MF Global’s permitted successors and assigns.

(k)	Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Very truly yours,

MF GLOBAL HOLDINGS LTD.

/s/ Thomas F. Connolly
Thomas F. Connolly
Global Head of Human Resources

ACCEPTED AND AGREED:

/s/ Jon S. Corzine
Jon S. Corzine
Execution Date: March , 2011

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Terms Schedule

to Amended and Restated Employment Agreement of

Jon S. Corzine

Name	Jon S. Corzine

Commencement Date	April 1, 2011

Position

You will serve as Chairman of the Board and Chief Executive Officer of MF Global.

Your employment will be based in New York, New York. You acknowledge that your duties will require substantial travel to other offices.

Reporting, Authority and Responsibilities	You will report exclusively to the Board.

Starting Salary	$1,500,000 per year.

Retention Bonus	You will be paid $1,500,000 as a cash retention bonus (the “Retention Bonus”) within thirty (30) days after the earliest to occur of the following: (a) March 31, 2014 and (b) your Separation from Service; provided that, in the event such 30-day period following your Separation from Service begins in one taxable year of yours and ends in a second taxable year of yours, MF Global shall not pay the Retention Bonus until the second taxable year; provided further that the Retention Bonus shall not be paid to you if (i) your Separation from Service is for Cause or (ii) your Separation from Service is due to your termination of your employment for any reason other than Good Reason, unless such Separation from Service is due to your termination of your employment in order to accept employment at any U.S. Federal, state or local government, any agency or instrumentality of any such government, or a widely recognized non-governmental or public policy organization, in which case you will be paid a pro rata amount of the Retention Bonus in accordance with the same payment timing described above and in an amount equal to the Retention Bonus multiplied by a fraction, the numerator of which is the number of completed days of employment with MF Global since the Commencement Date and the denominator of which is 1,095.

Bonus

Your Bonus will be determined based on the achievement of individual and company performance goals under the terms of the applicable bonus plan or programs established by the Board (or a committee of the Board), provided that for the fiscal year beginning April 1, 2011, your target Bonus will be $4,000,000. For each fiscal year commencing with the fiscal year commencing April 1, 2012, a new target Bonus will be established in good faith by the Board (or a committee of the Board).

Your Bonus may be paid in cash or equity-based awards granted under the MF Global Holdings Ltd. Amended and Restated 2007 Long Term Incentive Plan (or a successor plan, the “Plan”), which shall be subject to the terms of that plan and the terms of your award agreement under that plan (including vesting and performance conditions).

If you are employed with MF Global as of the end of the Agreement Term, you will be entitled to receive your Bonus for the fiscal year ending March 31, 2014 at the time bonuses are paid to similarly situated

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executives of the MF Global Group, regardless of whether you remain employed with MF Global through such payment date, based on the achievement of individual and company performance goals.

Additional Benefits	Reimbursement of expenses for financial, tax and estate planning and reasonable professional fees incurred to negotiate, draft and prepare this Agreement, amendments or proposed amendments to this Agreement, or related filings required by law in connection with this Agreement or amendments to this Agreement, which shall not exceed $200,000 per calendar year.

Stock Option Grants

You will receive four separate nonqualified stock option grants (each a, “Stock Option Grant”).

The first Stock Option Grant will: (i) be a nonqualified stock option to purchase 1,000,000 shares of common stock of MF Global; (ii) be granted to you on the first trading day following MF Global’s earnings announcement with respect to fiscal year ending March 31, 2011 (the “First Grant Date”); (iii) be granted under the Plan and will be evidenced by an award agreement that will be substantially similar to the award agreement for your nonqualified stock option granted to you on April 7, 2010 (except as set forth herein); (iv) have a per-share exercise price equal to the closing price per share of MF Global common stock on the First Grant Date (the “2011 Fair Market Value”); (v) become vested and exercisable in respect of one-third of such Stock Option Grant on each of the first, second and third anniversaries of the First Grant Date; and (vi) have a term that will be ten years from the First Grant Date.

The second Stock Option Grant will: (i) be a nonqualified stock option to purchase 600,000 shares of common stock of MF Global; (ii) be granted to you on the First Grant Date; (iii) be granted under the Plan and will be evidenced by an award agreement that will be substantially similar to the award agreement for your nonqualified stock option granted to you on April 7, 2010 (except as set forth herein); (iv) have a per-share exercise price equal to the 2011 Fair Market Value plus $1.00; (v) become vested and exercisable in respect of one-third of such Stock Option Grant on each of the second, third and fourth anniversaries of the First Grant Date; and (vi) have a term that will be ten years from the First Grant Date.

The third Stock Option Grant will: (i) be a nonqualified stock option to purchase 400,000 shares of common stock of MF Global; (ii) be granted to you on the first trading day following MF Global’s earnings announcement with respect to fiscal quarter ending December 31, 2011 (the “Second Grant Date”); (iii) be granted under the Plan and will be evidenced by an award agreement that will be substantially similar to the award agreement for your nonqualified stock option granted to you on April 7, 2010 (except as set forth herein); (iv) have a per-share exercise price equal to the 2011 Fair Market Value plus $1.00 (“First Target Fair Market Value”), provided, however, if the closing price per share of MF Global common stock on the Second Grant Date is higher than the First Target Fair Market Value, such Stock Option Grant will have a per-share exercise price equal to the closing price per share of MF Global common stock on the Second Grant Date; (v) become vested and exercisable in respect of one-third of such Stock Option Grant on

Jon S. Corzine	Page 20

each of the second, third and fourth anniversaries of the First Grant Date; and (vi) have a term that will be ten years from the Second Grant Date.

The fourth Stock Option Grant will: (i) be a nonqualified stock option to purchase 1,000,000 shares of common stock of MF Global; (ii) be granted to you on the Second Grant Date; (iii) be granted under the Plan and will be evidenced by an award agreement that will be substantially similar to the award agreement for your nonqualified stock option granted to you on April 7, 2010 (except as set forth herein); (iv) have a per-share exercise price equal to the 2011 Fair Market Value plus $2.50 (“Second Target Fair Market Value”), provided, however, if the closing price per share of MF Global common stock on the Second Grant Date is higher than the Second Target Fair Market Value, such Stock Option Grant will have a per-share exercise price equal to the closing price per share of MF Global common stock on the Second Grant Date; (v) become vested and exercisable in respect of one-third of such Stock Option Grant on each of the third, fourth and fifth anniversaries of the First Grant Date; and (vi) have a term that will be ten years from the Second Grant Date.

Notwithstanding anything to the contrary above, in the event that the per-share exercise prices of the third or fourth Stock Option Grants are higher than the First Target Fair Market Value and Second Target Fair Market Value, respectively, then the Board may, at its discretion, increase the number of shares of MF Global common stock subject to the third and fourth Stock Option Grants. In all events, any increase in the number shares of MF Global common stock subject to the Stock Option Grants shall be subject to any award limits under the Plan.

Each Stock Option Grant will be exercisable only to the extent that it has vested. In the event that your employment is terminated by either of us (except in the case of a termination by us for Cause), you will have the shorter of five years from the termination date, or the expiration of the original term, to exercise a vested Stock Option Grant; provided, that if the closing price of MF Global common stock on the date of termination is at least two times the closing price of MF Global common stock on the first trading day following the Company’s earnings announcement with respect to fiscal year ending March 31, 2011 (i.e., anticipated on May 20, 2011), then each vested Stock Option Grant will be exercisable through the original term of the Stock Option Grant.

Severance Period	Your Severance Multiplier will be 2.

Non-Competition Period	3 months after termination of employment with MF Global.

Non-Solicitation Period for Clients	1 year after termination of employment with MF Global.

Non-Solicitation Period for Employees	1 year after termination of employment with the MF Global.

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